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                                                                    Exhibit 12.1

                Greater Bay Bancorp Annual Report of Form 10-K
       Statements re Computation of Ratios of Earnings to Fixed Charges

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                                                                For the Years Ended December 31,
                                                                ---------------------------------
                                                1999            1998             1997            1996           1995
                                              -------------------------------------------------------------------------
Income before Income taxes                    $ 23,954         $19,171          $16,434          $ 8,046        $ 7,112

Fixed charges:
  Interest expense                              71,618          54,669           39,969           27,376         23,494
  Interest factor of rental expense              4,838           3,675            3,484            3,101          2,760
                                              -------------------------------------------------------------------------
    Fixed charges                               76,456          58,334           43,453           30,476         26,254
Less: interest expense on deposits              63,110          46,410           36,425           24,535         21,057
                                              -------------------------------------------------------------------------
    Net fixed charges                           13,346          11,924            7,028            5,941          5,197
                                              -------------------------------------------------------------------------
Earnings, excluding Interest on deposits      $ 37,300         $31,095          $23,462          $13,987        $12,309
                                              =========================================================================
Ratio of earnings, excluding interest on
deposits, to net fixed charges(1)                 2.79x           2.61x            3.34x            2.35x          2.37x

Earnings, including interest on deposits      $100,410         $77,505          $59,887          $38,522        $33,366
                                              =========================================================================
Ratio of earnings, including interest on
deposits, to fixed charges(2)                     1.31x           1.33x            1.38x            1.26x          1.27x
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(1)  For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include Interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.

(2) For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the Interest factor.